Industrial Rubber Innovations, Inc.
6801 McDivitt Dr., Bakersfield, CA 93313 Tel: (661) 833-8188 Fax:
(661) 833-8088





               MANUFACTURER'S DISTRIBUTORSHIP AGREEMENT

THIS AGREEMENT is made and entered into by and between INDUSTRIAL RUBBER INNOVATIONS IN INC., with its principal place of business located in Bakersfield, California ("IRI") and, GENCON CAPITAL RESOURCES LTD or ASSIGNEE, with its principal place of business located in Vancouver, British Columbia Canada. ('GENCON")

WHEREAS, IRI, its affiliates and its subsidiaries, are engaged in the manufacture and sale of certain oil field related products in the Territory; and

WHEREAS, GENCON is knowledgeable about the business in which IRI is engaged and is willing to DISTRIBUTE and or MARKET IRI's oil field related products (as hereinafter defined); and

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter made by the parties it its agreed as follows:

1. Appointment and Territory. IRI hereby appoints GENCON as its sole and exclusive distributor for the sale of the products (as hereinafter defined) in the geographic territory, consisting of all of Canada.
2. Products. The products covered by this Agreement are all the oil field related products manufactured by IRI. GENCON IS AUTHORIZED BY IRI to solicit orders for the products at the prices and terms set out by GENCON.. IRI reserves the right to modify, later, improve, change, or discontinue any improved, or changed. Should GENCON choose to have IRI manufacture any products with their private labeling, it is understood that those products will be the sole property of GENCON. This agreement does not prevent IRI from doing private labeling for other customers it may have that are involved in the same line of products nor prevent IRI from selling raw material to any company that could in turn manufacture similar oil field related products under their private labels. It is understood that these private labeled products can no be sold in the territory.

3. Sales and Promotion. In the performance of GENCON duties under this Agreement, GENCON shall:

          (i) Diligently promote the sale of, and stimulate interest in the products, and in particular, maintain an adequate staff of salespeople;

          (ii) Furthermore, GENCON is expected to have a performance of $500,000.00 US dollars in sales of rubber products during the 14 months following from the date on which both parties have signed this agreement.

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4.   Additional Duties.  In addition to the duties directly related to promotion and sales of the Products, GENCON shall do the following:

          (i) Submit to IRI in a timely manner reports calculated to keep IRI informed of the nature and magnitude of potential business in the territory;

          (ii) Maintain in strict confidence all information of competitive significance which is divulged to GENCON by IRI including engineering, financial data, sales, pricing policy and product development plans.

5.   Duties of IRI.  IRI shall assist GENCON as follows:

          (i) Provide GENCON with sales and technical information regarding the Products covered hereby;

          (ii)      Provide sales and service assistance;

          (iii) Furnish GENCON with IRI's current price list and product price schedules;

          (iv) Promptly inform GENCON of all specification and or price changes;

          (v) Furnish GENCON reasonable amounts or promotional sales and technical information, literature and brochures and to the extent practicable, provide such information in advance of initial production or sales of such product, and refer to GENCON leads, prospects and related information which are directed to IRI or which IRI receives regarding potential purchasers of the Products within the territory.

          (vi) IRI shall maintain inn effect a 1,000,000 liability insurance for the full duration of this agreement.

6. Terms of Sales. All prices shall be F.O. B. Bakersfield CA, and shall be payable in currency of the United States of America. The terms and conditions of sales shall be 30 days from invoice. IRI reserves the right to change its terms of sale at any time without the consent of GENCON.

7. Returns and Allowances. GENCON shall not have the authority on behalf of IRI to accept the return of, or make any allowances with respect to any of the products without the prior written approval of IRI.

8. Independent Company. GENCON is an independent company operating at its own risk and for its own profit and is not governed in its activities by the policies of IRI or instructions nor is it furnished by IRI with any facilities, materials, equipment or compensation for expenses. GENCON shall not have the power to make any contract, sale or other commitment for IRI, nor shall it be , nor shall it represent itself to be, an agent for IRI. GENCON is fully and exclusively responsible for its activities and the activities of its employees and agents, and shall maintain insurance adequate to cover all risks and liabilities which may occur on account of its activities, and shall indemnify and save harmless IRI from any damages to or losses of property of GENCON or its employees. GENCON acknowledges that it is fully and exclusively responsible for compliance with all laws, regulations and governmental administrative orders pertaining to its activities. GENCON is fully and exclusively responsible for the payment of all taxes and license fees due on account of its activities.

9. Term. The term of this Agreement shall be fourteen (14) months from the date on which both parties have signed this Agreement.
      The term of this Agreement shall be automatically renewed each succeeding year. If either parties violate any provision in this Agreement, or becomes insolvent, this Agreement immediately and without any notice whatsoever may be terminated without any notice whatsoever by either party.

10. Assignment. This Agreement is personal in nature and GENCON's rights hereunder cannot be assigned nor can the performance of its duties be delegated by GENCON without the prior written consent or IRI, except as follows: This agreement can only be assigned to a company that is owned and controlled by Gord Reid and/or Bob Dent and at least one of the two must have an active role in the management of the company.

11. Governing Law. This Agreement is being delivered and considered executed in the Province of British Columbia, and shall be construed and enforced in accordance with and the rights of the parties shall be governed by the laws of the Province of British Columbia. GENCON submits itself to the jurisdiction of any court sitting in the Province of British Columbia, Canada, and further agrees that venue in any suit arising out of this Agreement shall be fixed in Vancouver, British Columbia.

12. Captions. Captions used herein are inserted for reference purposes only and shall not affect the interpretation or construction of this Agreement.

13. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same agreement.

14. Entire Agreement. This Agreement contains the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior written or oral negotiations and agreements between them regarding the subject matter hereof.

15. Amendments. This Agreement may not be altered, modified, or amended except in writing signed by the party against whom such alteration, modification or amendment is sought.



IN WITNESS WHEREOF, GENCON CAPITAL RESOURCES LTD. or ASSIGNEE and
INDUSTRIAL RUBBER INNOVATIONS INC.
have executed this Agreement as of this 29th day of June 1999.

INDUSTRIAL RUBBER INNOVATIONS INC.

per: /s/ unknown

GENCON CAPITAL RESOURCES LTD or ASSIGNEE

per: /s/ unknown